Exhibit 16.1
[MOORES ROWLAND MAZARS LETTERHEAD, TOP]
April 24, 2006
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549
United States
Attn.: the SEC Office of the Chief Accountant
Dear Sirs,
Sun New Media Inc. (the “Registrant”)
SEC File No. 000-26347
We have read Item 4.01 of the Registrant’s Form 8-K dated April 24, 2006 and have the following comments:
–	We agree with the statements made by the Registrant with respect to our resignation as principal independent accountant in the first to fourth paragraphs.

–	We have no basis to agree or disagree with the statement made in the fifth paragraph.
Very truly yours,
/s/ Moores Rowland Mazars
[MOORES ROWLAND MAZARS LETTERHEAD, BOTTOM]